Exhibit 99.4

THE NORTH AMERICAN BANK AND TRUST COMPANY
OFFICERS’ AND EMPLOYEES’ STOCK OPTION PLAN

ARTICLE I
Definitions

     As used herein, the following terms have the meanings hereinafter set forth unless the context clearly indicates to the contrary:

           (a) “Bank” shall mean The North American Bank and Trust Company, a Connecticut state bank and trust company.

           (b) “Board” or “Board of Directors” shall mean the board of directors of the Bank.

           (c) “Change of Control” shall be deemed to have occurred if (i) if any person or entity (or persons or entities acting in concert) becomes the beneficial owner, directly or indirectly, of securities representing fifty (50%) percent or more of the voting power of the then outstanding securities of the Bank, or (ii) the Bank shall be a party to a merger or consolidation with another entity, or (iii) the Bank shall sell or transfer all, or substantially all, of its assets to another person or entity.

           (d) “Code” shall mean the Internal Revenue Code of 1986, as amended, unless otherwise specifically provided herein.

           (e) “Employee” shall mean any individual who is employed with the Bank as an officer or employee.

           (f) “Incentive Stock Option” shall have the meaning given to it by Section 22 of the Code.

           (g) “Nonemployee Director” shall mean a member of the Board who is not an Employee.

           (h) “Nonstatutory Stock Option” shall mean any Option granted by the Bank pursuant to this Plan which is not an Incentive Stock Option.

           (i) “Option” shall mean an option to purchase Stock granted by the Bank pursuant to the provisions of this Plan.

           (j) “Option Price” shall mean the purchase price of each share of Stock subject to Option, as defined in Section 5.2 hereof.

           (k) “Optionee” shall mean an Employee who has received an Option granted by the Bank hereunder.

           (l) “Plan” shall mean “The North American Bank and Trust Company Bank Officers’ and Employees’ Stock Option Plan.”

           (m) “Service” shall mean the tenure of an individual as an Employee of the Bank.

           (n) “Stock” shall mean the common stock of the Bank, par value $.01 per share, or, in the event that the outstanding shares of Stock are hereafter changed into or exchanged for shares of a different class of stock or securities of the Bank or some other corporation, such other stock or securities.

           (o) “Stock Option Agreement” shall mean the agreement between the Bank and the Optionee under which the Optionee may purchase Stock pursuant to the Plan.

           (p) “Stock Option Committee” shall mean such Board committee as may be designated by the Board to administer the Plan; provided, however, that such committee shall be comprised solely of not less than two Nonemployee Directors, each of whom qualifies as a “Non-Employee Director” (as such term is used in Rule 16b-3 under the Securities Exchange Act of 1934, as amended).

ARTICLE II
The Plan

     2.1 Name. This plan shall be known as the “The North American Bank and Trust Company Bank Officers’ and Employees’ Stock Option Plan.”

     2.2 Purpose. The purpose of the Plan is to advance the interests of the Bank and its shareholders by affording to the Employees of the Bank an opportunity to acquire or increase their proprietary interest in the Bank by the grant of Options to such Employees under the terms set forth herein. By thus encouraging such Employees to become owners of Stock of the Bank, the Bank seeks to motivate, retain, and attract those highly competent individuals upon whose judgment, initiative, leadership, and continued efforts the success of the Bank in large measure depends.

     2.3 Effective Date. The Plan shall become effective upon the approval of this Plan by (i) the Board of Directors of the Bank and (ii) the Connecticut Department of Banking, if applicable; provided, however that no Options shall be issued or granted to directors, officers or Employees of the Bank pursuant to the Plan unless the Plan is approved by the holders of a majority of the outstanding shares of Stock within twelve months before or after the date such Plan is adopted by the Bank.

     2.4 Participants. Only Employees of the Bank shall be eligible to receive Options under the Plan.

ARTICLE III
Plan Administration

     3.1 Stock Option Committee. This Plan shall be administered by the Stock Option Committee.

     3.2 Power of the Stock Option Committee. The Stock Option Committee shall have full authority and discretion: (a) to determine, consistent with the provisions of this Plan, which of the Employees will be granted Options to purchase any shares of Stock which may be issued and sold hereunder as provided in Section 4.1 hereof, the times at which Options shall be granted, and the number of shares of Stock covered by each Option; (b) to determine whether the Options granted pursuant to this Plan shall be Incentive Stock Options or Nonstatutory Stock Options; (c) to construe and interpret the Plan; (d) to determine the terms and provisions of each respective Stock Option Agreement, which need not be identical; and (e) to make all other determinations and take all other actions deemed necessary or advisable for the proper administration of the Plan. All such actions and determinations shall be conclusively binding upon all persons for all purposes. Unless otherwise indicated by the Stock Option Committee, Options granted pursuant to this Plan shall be Incentive Stock Options.

ARTICLE IV
Shares of Stock Subject to Plan

     4.1 Limitations. Subject to adjustment pursuant to the provisions of Section 4.3 hereof, the number of shares of Stock which may be issued and sold hereunder pursuant to Stock Option Agreements shall not exceed Two Hundred Fifty Thousand (250,000) shares. Shares issued pursuant to the exercise of Options shall be solely authorized and unissued shares.

     4.2 Options Granted Under Plan. Shares of Stock with respect to which an Option granted hereunder shall have been exercised shall not again be available for Option hereunder. If Options granted hereunder shall terminate for any reason without being wholly exercised, then the Stock Option Committee shall have the discretion to grant new Options to Optionees hereunder covering the number of shares to which such terminated Options related.

     4.3 Stock Adjustments: Mergers and Combinations. Notwithstanding any other provision in this Plan, if the outstanding shares of Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Bank or of any other corporation by reason of any merger, sale of stock, consolidation, liquidation, recapitalization, reclassification, stock split up, combination of shares, or stock dividend, the total number of shares set forth in Section 4.1 shall be proportionately and appropriately adjusted by the Stock Option Committee, subject to the approval of the Connecticut Department of Banking. If the Bank continues in existence, the number and kind of shares that are subject to any Option and the Option Price per share shall be proportionately and appropriately adjusted without any change in the aggregate price to be paid therefore upon exercise of the Option. If the Bank will not remain in existence or a majority of its stock will be purchased or acquired by a single purchaser or group of purchasers acting together, then the Stock Option Committee may (i) declare that all Options shall terminate 30 days after the Stock-Option Committee gives written notice to all Optionees of their immediate right to exercise all Options then outstanding (without regard to limitations on exercise otherwise contained in the Options), or (ii) notify all Optionees that all Options granted under the Plan shall apply with appropriate adjustments as determined by the Stock Option Committee to the securities of the successor corporation to which holders of the numbers of shares subject to such Options would have been entitled, or (iii) some combination of aspects of (i) and (ii). The determination by the Stock Option Committee as to the terms of any of the foregoing adjustments shall be conclusive and binding.

     4.4 Acceleration of Option Exercise. Subject to Section 4.3, upon dissolution or liquidation of the Bank or upon any Change of Control, the Optionee shall have the right to exercise his Option thereafter in whole or in part notwithstanding the provisions of Section 5.3 hereof, to the extent that it shall not have been exercised.

ARTICLE V
Options

     5.1 Option Grant and Agreement. Each Option granted hereunder shall be evidenced by minutes of a meeting of the Stock Option Committee authorizing the same and by a written Stock Option Agreement dated as of the date of grant and executed by the Bank and the Optionee, which Stock Option Agreement shall set forth such terms and conditions as may be determined by the Stock Option Committee to be consistent with the Plan and shall indicate whether the Option that it evidences is intended to be an Incentive Stock Option or a Nonstatutory Stock Option.

     5.2 Option Price. Subject to adjustment pursuant to the provisions of Section 4.3 hereof, the Option Price of each share of Stock subject to Option shall be the fair market value of the Stock on the date of grant. If the Stock is publicly held and actively traded in an established market on the date of grant then the fair market value of the Stock on the date of grant shall be determined by the Board of Directors by any reasonable method using market quotations. If the Stock is not publicly held and actively traded in an established market on the date of grant, then the fair market value of the Stock on the date of grant shall be determined in good faith by the Board of Directors using any reasonable method (and the book value of such shares may be substituted for the fair market value). Notwithstanding the foregoing, at no time shall the exercise price be less than the fair market value of the shares on the date the Option is granted or the par value thereof as determined by the Board of Directors.

     5.3 Option Exercise. Options may be exercised in whole or in part from time to time with respect to whole shares only, within the period permitted for the exercise thereof. Each Option shall become exercisable in the following manner:

(a)	During the first year after the date of grant of such Option, no portion of the Option shall be exercisable;

(b)	During the second year after the date of grant of such Option, such Option shall be exercisable only to the extent of twenty percent (20%) of the shares covered by such Option;

(c)	During the third year after the date of grant of such Option, such Option shall be exercisable only to the extent of forty percent (40%) of the shares covered by such Option;

(d)	During the fourth year after the date of grant of such Option, such Option shall be exercisable only to the extent of ninety percent (90%) of the shares covered by such Option;

(d)	During the fifth year after the date of grant of such Option, such Option shall be exercisable only to the extent of eighty percent (80%) of the shares covered by such Option; and

(e)	During the sixth year and each succeeding year after the date of grant of such Option, such Option shall be exercisable as to all shares covered by such Option.

Notwithstanding any other provision in this Plan, no option granted under the Plan may be exercised more than ten (10) years after the date on which it is granted. Options shall be exercised by: (i) written notice of intent to exercise the Option with respect to a specific number of shares of Stock which is delivered by hard delivery or registered or certified mail, return receipt requested, to the Bank at its principal office; and (ii) payment in full (by a check or money order payable to “The North American Bank and Trust Company”) to the Bank at such office of the amount of the Option Price for the number of shares of Stock with respect to which the Option is then being exercised. In addition to and at the time of payment of the Option Price, the Optionee shall pay to the Bank in cash the full amount of all federal, state, and local withholding or other employment taxes, if any, applicable to the taxable income of the Optionee resulting from such exercise, and any sales, transfer, or similar taxes imposed with respect to the issuance or transfer of shares of Stock in connection with such exercise.

     5.4 Nontransferability of Option. No Option shall be transferred by an Optionee otherwise than by will or the laws of descent and distribution. During the lifetime of an Optionee, the Option shall be exercisable only by him or by his legal guardian or personal representative.

5.5 Effect of Death Disability, Retirement or Other Termination of Service.

(a)	If an Optionee’s Service with the Bank shall be terminated for “cause,” as defined in Section 5.5(b) hereof, then no Options held by such Optionee, which are unexercised in whole or in part, may be exercised on or after the date on which such Optionee is first notified in writing by the Bank of such termination for cause.

(b)	For purposes of this Section 5.5, termination “for cause” shall have the equivalent meaning (or the same meaning as “cause” or “good cause”) set forth in any employment agreement between the subject Optionee and the Bank, or, in the absence of any such agreement, such term shall mean termination of the Optionee for (i) any willful and material breach of the Optionee’s employment agreement, or any neglect by the Optionee of his duties and responsibilities to the Bank, which in either case is not corrected or cured within five (5) business days after written notice of same from the Bank to the Optionee; (ii) any notice of suspension of the Optionee from, or temporary or permanent prohibition of the Optionee from, participating in the conduct of the Bank’s affairs is received from any state or federal regulatory authority having jurisdiction therefor; (iii) any fraud, criminal misconduct, breach of fiduciary duty, dishonesty, or gross and willful misconduct by the Optionee in connection with the performance of his duties and responsibilities to the Bank; or (iv) the commission by the Optionee of any felony or crime of moral turpitude, or any other action by the Optionee which may materially impair or damage the reputation of the Bank.

(c)	If an Optionee’s Service with the Bank shall be terminated for any reason other than for cause (as defined in Section 5.5(b) hereof) and other than the disability (as defined in Section 5.5(e) hereof) or death of the Optionee, then the Optionee shall have the right to exercise the Optionee’s Options for ninety (90) days after the date of such termination, but only to the extent that such Options were exercisable at the date of such termination.

(d)	If an Optionee’s Service with the Bank shall be terminated by reason of the death or disability (as defined in Section 5.5(e) hereof) of the Optionee, then the Optionee or personal representative or administrator of the estate of the Optionee or the person or persons to whom an Option granted hereunder shall have been validly transferred by the personal representative or administrator pursuant to the Optionee’s will or the laws of descent and distribution, as the case may be, shall have the right to exercise the Optionee’s Options for one year after the date of such termination, but only to the extent that such Options were exercisable at the date of such termination.

(e)	For purposes of this Section 5.5, the terms “disability” and “disabled” shall have the equivalent meaning set forth in any employment agreement between the subject Optionee and the Bank, or, in the absence of any such agreement, such term shall mean, and be limited to, any physical or mental illness, disability or impairment that prevents the Optionee from continuing the performance of his normal duties and responsibilities to the Bank for a period in excess of twelve (12) consecutive weeks. For purposes of determining whether a “disability” has occurred under this Plan, the written determination thereof by two (2) qualified practicing physicians, (who shall be selected by the Bank within two (2) weeks of any event which might give rise to a disability), shall be conclusive.

(f)	No transfer of an Option by the Optionee by will or by the laws of descent and distribution shall be effective to bind the Bank unless the Bank shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Bank may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions of such Option.

     5.6 Rights as Shareholder. An Optionee or a transferee of an Option shall have no rights as a shareholder with respect to any shares of Stock subject to such Option prior to the purchase of such shares by exercise of such Option as provided herein.

     5.7 Investment Intent. Upon or prior to the exercise of all or any portion of an Option, the Optionee shall furnish to the Bank in writing such information or assurances as, in the Bank’s opinion, may be necessary to enable it to comply fully with the Securities Act of 1933, as amended, and the rules and regulations thereunder and any other applicable statutes, rules, and regulations. Without limiting the foregoing, if a registration statement is not in effect under the Securities Act of 1933, as amended, with respect to the shares of Stock to be issued upon exercise of an Option, the Bank shall have the right to require, as a condition to the exercise of such Option, that the Optionee represent to the Bank in writing that the shares to be received upon exercise of such Option will be acquired by the Optionee for investment and not with a view to distribution and that the Optionee agree, in writing, that such shares will not be disposed of except pursuant to an effective registration statement, unless the Bank shall have received an opinion of counsel reasonably acceptable to it to the effect that such disposition is exempt from the registration requirements of the Securities Act of 1933, as amended. The Bank shall have the right to endorse on certificates representing shares of Stock issued upon exercise of an Option such legends referring to the foregoing representations and restrictions or any other applicable restrictions on resale or disposition as the Bank, in its discretion, shall deem appropriate

ARTICLE VI
Incentive Stock Options

     6.1 Requirements. All Incentive Stock Options granted pursuant to the terms of this Plan shall be subject to the additional limitations and restrictions as set forth in the Code and in this Article VI Any Option granted pursuant to this Plan which does not fulfill all of the provisions of this Article VI shall not be an Incentive Stock Option and thus shall be a Nonstatutory Stock Option.

     6.2 Grant Period. All Incentive Stock Options granted hereunder must be granted within ten (10) years from the earlier of: (a) the date the Plan is adopted by the Board; or (b) the date the Plan is approved by the shareholders of the Bank.

     6.3 Eligibility. The Stock Option Committee shall determine which Employees shall receive Incentive Stock Options. No member of the Stock Option Committee is eligible to receive Incentive Stock Options. Incentive Stock Options may not be granted to any Employee who, at the time the Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Bank unless: (a) such Incentive Stock Option by its terms is not exercisable after the expiration of five (5) years from the date of its grant; and (b) the Option Price of the shares covered by such Incentive Stock Option is not less than one hundred and ten percent (110%) of the fair market value of such shares on the date that such Incentive Stock Option is granted.

     6.4 Special Rule Regarding Exercisability. If, for any reason, any Option granted hereunder which is intended to be an Incentive Stock Option shall exceed the limitation on exercisability contained in the Code at any time, such Options shall nevertheless be exercisable, but: (a) any exercise of such Option shall be deemed to be an exercise of an Incentive Stock Option first until the portion of such Option qualifying as an Incentive Stock Option shall have been exercised in full; and (b) the portion of such Option in excess of the foregoing limitation on exercisability shall be deemed to be a Nonstatutory Stock Option.

ARTICLE VII
Nonstatutory Stock Options

     The Stock Option Committee may grant Nonstatutory Stock Options under this Plan. Such Nonstatutory Stock Options must fulfill all of the requirements of all provisions of this Plan except for those contained in Article VI hereof. Subject to the approval and acceptance of the Stock Option Committee, any Employee who is granted a Nonstatutory Stock Option pursuant to this Plan shall be entitled to elect to surrender all or any part of such Nonstatutory Stock Option to the Bank and receive, in exchange, an Incentive Stock Option covering the same number of shares as those with respect to which the Nonstatutory Stock Option was surrendered. Any such election shall be valid and effective only upon its approval and acceptance by the Stock Option Committee.

ARTICLE VIII
Stock Certificates

     The Bank shall not be required to issue or deliver any certificate for shares of Stock purchased upon the exercise of any Option granted hereunder or of any portion thereof prior to fulfillment of all of the following conditions:

           (a) The admission of such shares to listing on all stock exchanges on which the Stock is then listed, if any;

           (b) The completion of any registration or other qualification of such shares under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory agency, which the Bank shall in its sole discretion determine to be necessary or advisable;

           (c) The obtaining of any approval or other clearance from any federal or state governmental agency which the Bank shall in its sole discretion determine to be necessary or advisable; and

           (d) The lapse of such reasonable period of time following the exercise of the Option as the Bank from time to time may establish for reasons of administrative convenience.

ARTICLE IX
Termination, Amendment, and Modification of Plan

     The Board may at any time terminate, and may at any time and from time to time and in any respect amend or modify, the Plan; provided, however, that no such action of the Board without approval of the shareholders of the Bank may increase the total number of shares of Stock subject to the Plan except as contemplated in Section 4.3 hereof or alter the class of persons eligible to receive Options under the Plan, and provided further that no termination, amendment, or modification of the Plan shall without the written consent of the Optionee of such Option adversely affect the rights of the Optionee with respect to an Option or the unexercised portion thereof.

     Notwithstanding any other provision of this Plan, Optionees may, at any time, be required to exercise their Options or forfeit their Options if any federal or state regulatory agency having jurisdiction therefor determines that the Bank’s capital has fallen below certain minimum requirements.

ARTICLE X
Miscellaneous

     10.1 Service. Nothing in the Plan or in any Option granted hereunder or in any Stock Option Agreement relating thereto shall confer upon any Employee the right to continue in the Service of the Bank.

     10.2 Other Compensation Plans. The adoption of the Plan shall not affect any other stock option or incentive or other compensation plans in effect for the Bank, nor shall the Plan preclude the Bank from establishing any other forms of incentive or other compensation for directors, officers, or employees of the Bank.

     10.3 Plan Binding on Successors. The Plan shall be binding upon the successors and assigns of the Bank.

     10.4 Singular, Plural; Gender. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender.

     10.5 Applicable Law. This Plan shall be governed by and construed in accordance with the laws of the State of Connecticut.

     10.6 Headings, etc., No Part of Plan. Headings of Articles and Sections hereof are inserted for convenience and reference; they constitute no part of the Plan.

     10.7 Severability. If any provision or provisions of this Plan shall be held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     IN WITNESS WHEREOF, the undersigned President and Chief Executive Officer of the Bank has signed this Plan for and on behalf of the Bank.

s/s Fielding Moore

President and Chief Executive Officer